Exhibit 99

Sona to Acquire Sibling Entertainment Group Subsidiaries

VANCOUVER, British Columbia, Jun 29, 2006 (BUSINESS WIRE) — Sona Development Corp. (“Sona”) (OTCBB:SDVC) today announced that it has executed a definitive agreement of acquisition and plan of reorganization with Sibling Entertainment Group, Inc. (“Sibling”), an entertainment development and production company based in New York City. Under the reorganization, subject to shareholder approval, Sona will acquire each of Sibling’s four wholly owned subsidiaries: Sibling Theatricals, Inc., Sibling Pictures, Inc., Sibling Music Corp. and Sibling Properties, Inc. Sibling’s subsidiaries own and/or control each of Sibling’s respective divisions and operations of live-stage theatrical operations, music, independent feature films and theatrical real estate. On closing of the transaction, Sona’s name will be changed to Sibling Entertainment Group, Inc.

Founded in 1995, Sibling is engaged in the finance, development and production of entertainment projects including plays and musicals for the live stage, independent feature films, and other entertainment projects, as well as the management of entertainment based real estate properties. Sibling’s strategy includes the coordination of synergetic elements between its divisions to provide optimal development for each project or property. One of Sibling’s most important properties under development includes a musical scheduled to open this October in Denver, Colorado which is licensed from and in association with the Red Hat Society, Inc. entitled “HATS! — The Red Hat Society Musical” written by Marcia Milgrom Dodge and Anthony Dodge and directed by the acclaimed director and choreographer Lynne Taylor-Corbett with original music and songs composed by several leading composers including Kathie Lee Gifford, Melissa Manchester, Pam Tillis, Susan Birkenhead, Gretchen Cryer and Henry Krieger with orchestrations by two-time Tony Award(R) Winner Doug Besterman. Sibling Pictures, Inc., a film division formed and organized to finance two or three independent films each year.

Sibling’s Board of Directors is headed by the brother and sister team of Mitchell Maxwell (President) and Victoria Maxwell (Vice President) and also includes James Cardwell (Chief Financial Officer) and Richard Bernstein (Vice President). Prior to joining Sibling, each officer and director has an extensive career within the entertainment industry.

Mitchell Maxwell’s career of twenty-five years includes seven Broadway shows, twenty-seven Off-Broadway shows, four national tours, three West End shows and five independent films. He also owns and operates three Off-Broadway theatres. His productions have been honored with nominations for 10 Tony Awards, 6 Olivier Awards, 15 Outer Critics Circle Awards, 9 Drama Desk Awards and 3 Obie Awards, and have won Tony, Drama Desk, Outer Critics Circle, and Obie Awards, as well as the 2000 Pulitzer Prize for Drama.

Victoria Maxwell has been the producer for over 20 years with numerous theatre and film projects in collaboration with Mitchell Maxwell. She has worked with an elite roster of talent including Matthew Arkin, Christine Baranski, Ellen Barkin, Betty Comden, Dana Delany, Olympia Dukakis, Ron Eldard, Lisa Emery, Corey Feldman, James Gandolfini, Victor Garber, Adolph Green, Robert Klein, Nathan Lane, Anthony LaPaglia, Jerry Lewis, Donald Margulies, Penny Marshall, Rob Marshall, Jerry Mitchell, Rob Morrow, Kevin Nealon, Bebe Neuwirth, Jack O’Brien, Sarah Jessica Parker, Faith Prince, Paul Rudnick, Budd Schulberg, Patrick Stewart, Daniel Sullivan, Steven Weber and Sigourney Weaver.

James “Jay” Cardwell has been involved in the entertainment business for over twenty years, beginning his theatrical career in 1985 as the Associate Producer of the original production of the Off-Broadway musical Nunsense that ran over 14 years in New York and countless productions around the world. Prior to joining Sibling, Mr. Cardwell was the Deputy Director (1999-2001) of the National Jazz Museum in Harlem (a new Smithsonian Institution Affiliate), a theatrical consultant to Dentsu, Inc., and a senior tax consultant and CPA (1981-1984) with Arthur Andersen & Co. in St. Louis.

Richard Bernstein is a veteran of the entertainment industry for over 20 years as a successful artist manager, booking agent, record producer, and a theatrical stage producer. He is the owner of several night clubs working with star talent including Linda Ronstadt, Steve Martin, Englebert Humperdinck, Dolly Parton, Joan Rivers, Don Rickles, Sam Harris, Willie Nelson, James Brown, Elliot Gould, Sister Sledge, Cliff Richard, Roy Clark, and Tim Weisberg. Mr. Bernstein has received numerous Grammy Awards nominations for his productions of national recording artists.

The definitive agreement anticipates a share exchange pursuant to which Sona will issue up to 33,267,472 shares of common stock for all the issued and outstanding shares of the Sibling subsidiaries on the closing date. Sona will further grant 16,239,972 purchase warrants with terms ranging from 3 to 5 years at exercise prices ranging from $0.275 a share to $1.00 per share. The closing of the transaction remains subject to shareholder approval. Sona and Sibling are currently in the process of expediting the completion of these requirements and expect to close this transaction before the end of the year with every expectation to close by the end of September.

A number of statements contained in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward looking statements involve a number of risks and uncertainties, including a timely closing of the contemplated acquisition, market acceptance of Sibling’s entertainment projects and the management services, competitive market conditions, successful integration of the companies, and the ability to secure additional sources of financing. The actual results that Sona may achieve could differ materially from any forward-looking statements due to such risks and uncertainties, including but not limited to, the fact that no assurance can be given that the acquisition of Sibling described above will be consummated on the above terms, or at all. Sibling and Sona encourage the public to read the information provided here in conjunction with its most recent filings on Form 10KSB and Form 10QSB. Sibling’s and Sona’s public filings may be viewed at www.sec.gov.

CONTACT:

Sona Development Corp.

Nora Coccaro,

604-602-1717

Email: noracoccaro@attglobal.net

or

Sibling Entertainment Group, Inc.

Mitchell Maxwell,

212-414-9600

Website: www.siblingentertainment.biz